EXHIBIT 14.1

                                SpatiaLight, Inc.

                       Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (the "Code") embodies the commitment of SpatiaLight, Inc. and its subsidiary to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors (the "Board") are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code.

Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Corporation and in their personal lives.

The Corporation may from time to time adopt more detailed policies and procedures with regard to certain areas covered by the Code and other matters not mentioned in the Code. Compliance with the Code and compliance with the Corporation's policies and procedures are a condition of employment.

The Corporation's Chief Executive Officer and Chief Operating Officer are responsible for the implementation and administration of the Code. Each manager is responsible for seeing that all employees under his or her supervision are thoroughly familiar with the Code and are applying it consistently in all of their business dealings. No employee has the authority to violate any of the Code's provisions or to direct or authorize others to do so.

                                    Section I

A.  Compliance and Reporting

Employees and directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director, including the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (the "Senior Financial Officers"), who becomes aware of any existing or potential violation of this Code should promptly notify the Chief Operating Officer, the Chairman of the Audit Committee of the Board (the "Appropriate Ethics Contacts") or such person's immediate supervisor, in which case, the supervisor should promptly notify the Appropriate Ethics Contact. The Corporation will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention. Any questions relating to how these policies should be interpreted or applied should be addressed to any Appropriate Ethics Contact.

B.  Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Corporation. Personal conflicts of interest are prohibited as a matter of firm policy, unless they have been approved by the Corporation. In particular, an employee or director must never use or attempt to use his or her position at the Corporation to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Corporation should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

C.  Public Disclosure

It is the Corporation's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the Corporation's disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Corporation and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Corporation to others, whether within or outside the Corporation, including the Corporation's independent auditors. In addition, any employee or director who has a supervisory role in the Corporation's disclosure process has an obligation to discharge his or her responsibilities diligently.


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D.  Compliance with Laws, Rules and Regulations

It is the Corporation's policy to comply with all applicable laws, rules and regulations that are applicable to its business, both in the United States and in other countries. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. Where applicable laws, rules and regulations are ambiguous, management shall obtain legal advice from outside legal counsel to clarify their meaning and assure compliance.

                                   Section II

A.  Corporate Opportunities

Employees and directors owe a duty to the Corporation to advance the Corporation's legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Corporation has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the Corporation.

Sometimes the line between personal and corporate benefits is difficult to draw, and sometimes both personal and corporate benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of corporate property or services that is not solely for the benefit of the Corporation is approved beforehand through the Appropriate Ethics Contact.

B.  Confidentiality

In carrying out the Corporation's business, employees and directors often learn confidential or proprietary information about the Corporation, its customers, prospective customers or other third parties. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Corporation, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C.  Fair Dealing

When interacting with the Corporation's employees, competitors, suppliers, or customers, each employee should strive to act with integrity and honesty and avoid taking advantage of anyone through any unfair-dealing practice.

D.  Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Corporation's success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Corporation affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E.  Improper Payment

      o Business. No payment may be made by or on behalf of the Corporation, directly or indirectly, to officers, agents, or employees of customers, suppliers, or competitors of the Corporation. Payment includes unearned commissions or refunds, the donation or loan of the Corporation's property or services of the Corporation's personnel, the incurring or paying of expenses on behalf of another, and the reimbursing of officers, employees, or agents of the Corporation for payments made by them on the Corporation's behalf. Payment does not include (1) any incentive program that is approved by a customer or supplier and is consistent with industry practice,
            (2) a rebate or discount on the Corporation's products offered to all of the employees, or a specific group of employees, of a customer or supplier, or (3) authorized and reasonable entertainment of customers, potential customers or others involved with the Corporation's business in a manner appropriate to the business relationship and the discussion of business matters. While these transactions are not prohibited by this policy, they must be accurately disclosed in the Corporation's book of accounts.


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      o     Government. No payment may be made by or on behalf of the
            Corporation either directly or indirectly to government officials, political candidates or political parties. Some of these payments are prohibited by law, and criminal sanctions in the form of fines and imprisonment are frequently imposed for violations. Payments include, but are not limited to, kickbacks, gratuities, payoffs, bribes, or the payment of anything of value to government officials, political parties, or candidates. Where the local custom requires, payment of small gratuities may be made to minor governmental functionaries to secure the processing of paperwork (for example, gratuities to minor customs officials for processing import documents) provided that the payments (1) are not either individually or in the aggregate significant in amount, (2) are fully disclosed in the Corporation's records and (3) are approved by the manager of the local operation. This policy does not affect the right of employees, acting in an individual capacity and not as representatives of the Corporation, to support political parties or candidates of their choice.

Strict adherence to this policy is required. It is the responsibility of management at all levels to enforce this policy and of all employees to report violations to, or, in doubtful cases, to seek advice from, their superiors or from the Chief Executive Officer and Chief Operating Officer.

F.  Insider Trading

Employees may not trade in the Corporation's securities or the securities of other companies, including customers, suppliers and others, on the basis of material non-public information. Information is material if it may affect an investor's decision to buy, sell or hold securities of a company. The use of material non-public information, regardless of how the information was obtained, to buy or sell the Corporation's shares, or to advise others to do so, could have serious legal consequences.

G. Protection and Proper Use of Corporate Assets

All employees should protect the Corporation's assets and ensure their efficient use. All firm assets should be used for legitimate business purposes only.

Section III

A.  Implementation of the Code

The Chief Operating Officer is responsible for distribution of the Code to appropriate personnel within the Corporation and for providing knowledge, education, and understanding of its importance and meaning. Each employee must acknowledge in writing receipt of the Code. Employees violating the Code will be subject to disciplinary action, possibly including dismissal.

Employees may be required periodically to certify, in writing, compliance with the Code or to describe any deviations known to them.

B.  Reporting Violations of the Code

An employee who becomes aware of a violation of the Code or believes that a violation may take place in the future must report the matter to the Appropriate Ethics Contact. To ensure that a reporting employee is protected from reprisal, a request for anonymity will be respected to the extent that it does not result in the violation of the rights of another employee. A person making a good-faith report of a possible violation of the Code will not be subject to retaliation. Any attempt at reprisal against the reporting employee will be punished severely. In addition, it is a federal offense to retaliate against any person who provides a law enforcement officer with any truthful information relating to the commission or possible commission of a federal offense.

                              Waivers of This Code

From time to time, the Corporation may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior Financial Officer) or directors of the Corporation may be made only by the Board of Directors or a committee of the Board.

Dated: June 9, 2004